                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               ALLIED GROUP, INC.
                                       AT

                          $47.00 NET PER COMMON SHARE
                                       BY

                    NATIONWIDE GROUP ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                      NATIONWIDE MUTUAL INSURANCE COMPANY

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, JUNE 16, 1998, UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A
 NUMBER OF COMMON SHARES WHICH, TOGETHER WITH COMMON SHARES OWNED BY NATIONWIDE
      MUTUAL INSURANCE COMPANY ("PARENT") AND NATIONWIDE GROUP ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF PARENT ("PURCHASER"), CONSTITUTE AT
     LEAST 50.1% OF THE VOTING SECURITIES OF ALLIED GROUP, INC. ("COMPANY") OUTSTANDING ON A FULLY DILUTED BASIS, (2) PURCHASER BEING SATISFIED, IN ITS SOLE
  DISCRETION, THAT THE PROVISIONS OF THE IOWA BUSINESS COMBINATION STATUTE ARE
    INAPPLICABLE TO THE PROPOSED MERGER DESCRIBED HEREIN, AND (3) PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR
 ACQUISITION OF CONTROL OF THE COMPANY AND ITS INSURANCE SUBSIDIARIES ON TERMS AND CONDITIONS SATISFACTORY TO PURCHASER, IN ITS SOLE DISCRETION. SEE SECTION
      14. THE OFFER IS NOT CONDITIONED UPON PURCHASER OBTAINING FINANCING.

                                   IMPORTANT

     PARENT INTENDS TO CONTINUE TO SEEK TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE ACQUISITION OF THE COMPANY. IF SUCH NEGOTIATIONS RESULT IN A DEFINITIVE MERGER AGREEMENT BETWEEN THE COMPANY AND PARENT, CERTAIN MATERIAL TERMS OF THE OFFER MAY CHANGE. ACCORDINGLY, SUCH NEGOTIATIONS COULD RESULT IN, AMONG OTHER THINGS, TERMINATION OF THE OFFER AND SUBMISSION OF A DIFFERENT ACQUISITION PROPOSAL TO THE COMPANY'S SHAREHOLDERS FOR APPROVAL.

     Any shareholder desiring to tender all or any portion of such shareholder's Common Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Common Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Common Shares pursuant to the procedures for book-entry transfers set forth in Section 3 prior to the expiration of the Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Common Shares.

     Any shareholder who desires to tender Common Shares and whose certificates for such shares are not immediately available, or who cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, may tender such Common Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent.

                      The Dealer Manager for the Offer is:

                           CREDIT SUISSE FIRST BOSTON
May 19, 1998

                               TABLE OF CONTENTS

INTRODUCTION................................................     1
 1. Terms of the Offer; Expiration Date.....................     4
 2. Acceptance for Payment and Payment for Common Shares....     6
 3. Procedures for Tendering Common Shares..................     7
 4. Withdrawal Rights.......................................    10
 5. Certain Federal Income Tax Consequences.................    10
 6. Price Range of Shares; Dividends........................    11
 7. Effect of the Offer on the Market for the Common Shares;
    Exchange Listing and Exchange Act Registration; Margin
    Regulations.............................................    12
 8. Certain Information Concerning the Company..............    13
 9. Certain Information Concerning Purchaser and Parent.....    14
10. Source and Amount of Funds..............................    16
11. Background of the Offer; Contacts with the Company......    16
12. Purpose of the Offer and the Merger; Plans for the
    Company; Certain Considerations.........................    19
13. Dividends and Distributions.............................    22
14. Conditions of the Offer.................................    23
15. Certain Legal Matters; Regulatory Approvals; Certain
  Litigation................................................    26
16. Fees and Expenses.......................................    29
17. Miscellaneous...........................................    30
SCHEDULE I..................................................   I-1
SCHEDULE II.................................................  II-1

To the Holders of Common Stock
of Allied Group, Inc.:

                                  INTRODUCTION

     Nationwide Group Acquisition Corporation ("Purchaser"), an Ohio corporation and a wholly owned subsidiary of Nationwide Mutual Insurance Company, an Ohio mutual insurance company ("Parent"), hereby offers to purchase all outstanding shares of common stock, no par value (the "Common Shares"), of Allied Group, Inc., an Iowa corporation (the "Company"), at a price of $47.00 per Common Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering shareholders who have shares registered in their own name and who tender shares directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Common Shares by Purchaser pursuant to the Offer. Shareholders who hold their shares through a bank or broker should check with such institution as to whether or not it charges any fees applicable to a tender of shares. Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation, as Dealer Manager ("Credit Suisse First Boston" or the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and Georgeson & Company Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The purpose of the Offer and the proposed second-step merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. Parent intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company. If such negotiations result in a definitive merger agreement between the Company and Parent, certain material terms of the Offer may change and Parent would not proceed with any solicitation with regard to the special meeting referred to below. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for approval. Parent currently intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate a merger with and into Purchaser with the Company continuing as the surviving corporation (the "Proposed Merger"), pursuant to which each then remaining Common Share outstanding (other than Common Shares owned by Parent or any of its wholly owned subsidiaries, Common Shares held in the treasury of the Company, and Common Shares held by shareholders who perfect any appraisal rights under the Iowa Business Corporation Act (the "Iowa Corporation Act")) would be converted into the right to receive $47.00 net per Common Share in cash.

     According to publicly available information, 9,074,082 outstanding Common Shares are owned of record by State Street Bank and Trust Company, as trustee (the "ESOP Trustee") under the Company's Employee Stock Ownership Plan (the "ESOP") and, accordingly, only the ESOP Trustee can effect a valid tender of such Common Shares. Participants in the ESOP should contact the ESOP Trustee to instruct it whether to tender their Common Shares. See "Procedures for Tendering Common Shares -- Common Shares Owned by ESOP." Under applicable law and the organizational documents of the ESOP, a participant's direction to the ESOP Trustee is confidential.

     In connection with the Offer and during its pendency, or in the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, in accordance with applicable law and subject to the terms of any merger agreement that it may enter into with the Company, Parent (alone or through affiliates) may explore any and all options which may be available to it. In this regard, and after expiration or termination of the Offer, Parent may seek to acquire additional Common Shares, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which, in the case of Common Shares, may be more or less than the price to be paid per Common Share pursuant to the Offer and could be for cash or other consideration.

     In connection with the Offer and the Proposed Merger, Parent and the Purchaser intend, if necessary, to solicit proxies or consents to call a special meeting of shareholders of the Company (the "Special Meeting"). At the Special Meeting, shareholders would be asked to elect a slate of nominees who support the Offer and the Proposed Merger (the "Parent Nominees") and to remove all of the members of the Board of Directors of the Company (the "Company Board"). Under Iowa law and the Company By-Laws (as defined below) (i) a Special Meeting may be called by the holders of at least 50% of the votes entitled to be cast on any issue proposed to be considered at the meeting and (ii) the entire Company Board may be removed without cause upon the affirmative vote of 50% or more of the outstanding voting shares. Parent expects that, if elected, and subject to their fiduciary duties under applicable law, the Parent Nominees would cause the Company Board to: approve the Proposed Merger; satisfy the Business Combination Condition; and take any other actions necessary to permit the Offer and the Proposed Merger to be consummated. Such solicitation will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). See "Purpose of the Offer and the Merger; Plans for the Company; Certain Considerations -- The Company Articles and the Company By-Laws."

     The Offer does not constitute a solicitation of proxies for any meeting of the Company's shareholders. Any such solicitation which Parent or Purchaser might make would be made only pursuant to separate proxy materials complying with the requirements of the Exchange Act.

CERTAIN CONDITIONS TO THE OFFER

     The Offer is conditioned upon, among other things, the Minimum Condition, the Business Combination Condition, and the Insurance Regulatory Approval Condition, each as defined below. The Offer is also subject to certain other conditions. See Section 14, which sets forth the conditions to consummation of the Offer, and Section 15, which discusses certain legal matters and regulatory consents and approvals.

     THE MINIMUM CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES WHICH, TOGETHER WITH COMMON SHARES OWNED BY PARENT AND PURCHASER, CONSTITUTE AT LEAST 50.1% OF THE VOTING SECURITIES OF THE COMPANY OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION").

     According to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (the "Company 1998 10-Q"), as of April 29, 1998, there were 30,634,052 Common Shares and 1,827,222 shares of 6- 3/4% Series Preferred Stock, no par value (the "Preferred Shares"), of the Company issued and outstanding. Each of the Preferred Shares is entitled to 3.375 votes, which in the aggregate represents approximately 16.8% of the voting power of the Company as of April 29, 1998. All of the Preferred Shares are currently held by Allied Mutual Insurance Company ("Allied Mutual"). See "Purpose of the Offer and the Merger; Plans for the Company; Certain Considerations -- The Company Articles and the Company By-Laws." In addition, according to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 1997 10-K"), as of December 31, 1997, there were 997,519 Common Shares subject to options outstanding under the Company's stock option plans and up to 774,158 additional Common Shares available for issuance pursuant to the Company stock option plans.

     Based on the foregoing, and assuming that (i) no options were granted or expired after December 31, 1997, (ii) no options were exercised after December 31, 1997, and (iii) no Common Shares were issued or acquired by the Company after April 29, 1998, there would be 32,405,729 Common Shares outstanding on a fully diluted basis, and 38,572,603 votes associated with the Common Shares and Preferred Shares on a fully diluted basis. Parent currently owns an aggregate of 1,498,600 Common Shares (approximately 4.9% of the outstanding Common Shares), which were recently acquired in open-market transactions. See Schedule II hereto. Accordingly, Purchaser believes that the Minimum Condition would be satisfied if an aggregate of 17,826,275 Common Shares are validly tendered pursuant to the Offer.

     THE BUSINESS COMBINATION CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 490.1110 OF THE IOWA CORPORATION ACT (THE "BUSINESS COMBINATION STATUTE") ARE INAPPLICABLE TO THE PROPOSED MERGER (THE "BUSINESS COMBINATION CONDITION").

     The Proposed Merger, including its timing and details, is subject to, among other things, the provisions of the Iowa Corporation Act, including the Business Combination Statute. In general, under the Iowa Corporation Act and the Company Articles (as defined below), the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Common Shares and Preferred Shares (including any shares owned by Parent or Purchaser), voting together as a single class, would be required to approve the Proposed Merger.

     Further, the Business Combination Statute generally provides that an Iowa corporation may not engage in a "Business Combination," defined to encompass a variety of transactions including mergers, with an "Interested Shareholder," defined generally as a person that is the owner of ten percent (10%) or more of the outstanding voting stock of the corporation, for three years after the shareholder became an Interested Shareholder, unless (a) the Business Combination is approved by the corporation's board before the shareholder becomes an Interested Shareholder, (b) the Interested Shareholder, upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, owned at least eighty-five percent (85%) of the voting shares of the corporation, excluding those shares owned by officers and directors, or (c) after the shareholder becomes an Interested Shareholder, the Business Combination is approved by the corporation's board and authorized by the affirmative vote of at least two-thirds of the voting stock, excluding that of the Interested Shareholder. See Section 15.

     Accordingly, the Business Combination Condition would be satisfied if the Company Board approves the Proposed Merger prior to Purchaser becoming an Interested Shareholder, or Purchaser, in its sole discretion, is satisfied that the Business Combination Statute is otherwise inapplicable to the Proposed Merger.

     On May 18, 1998, Parent and Purchaser filed a complaint against the Company and its directors in the United States District Court for the Southern District of Iowa seeking, among other things, an order compelling the Company Board to approve the Offer and the Proposed Merger for purposes of Section 490.1110 of the Iowa Corporation Act on the grounds that failure to do so would constitute a breach of fiduciary duty to the Company's shareholders. Parent and Purchaser have requested that the Company Board adopt a resolution approving the Offer and the Proposed Merger for purposes of Section 490.1110 of the Iowa Corporation Act. However, there can be no assurance that the Company Board will do so. In the event that the Company Board fails to do so prior to the intended date of the consummation of the Offer, the Purchaser expects its nominees to the Company Board, if duly elected at the Special Meeting, and subject to their fiduciary duties, to take such action as will satisfy the Business Combination Condition.

     THE INSURANCE REGULATORY APPROVAL CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OF THE COMPANY AND ITS INSURANCE SUBSIDIARIES ON TERMS AND CONDITIONS SATISFACTORY TO PURCHASER, IN ITS SOLE DISCRETION (THE "INSURANCE REGULATORY APPROVAL CONDITION").

     According to the Company 1997 10-K and other publicly available documents, the Company, which is domiciled in Iowa, directly or through its subsidiaries, owns three property-casualty insurance companies domiciled in Iowa and one excess and surplus lines insurance company domiciled in Arizona. Accordingly, the acquisition of Common Shares satisfying the Minimum Condition pursuant to the Offer will require filings with, and approvals of, state insurance regulatory authorities (the "Insurance Commissions" or "Insurance Commissioners") under the respective insurance codes (the "Insurance Codes") of Iowa and Arizona and Ohio pursuant to Section 3925.08(D)(2) of the Ohio Revised Code.

     The Insurance Codes of Iowa and Arizona and the rules that have been promulgated thereunder each contain provisions applicable to the acquisition of "control" of a domestic insurer, including a presumption of control that arises from the ownership of ten percent (10%) or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. Generally, any person seeking to acquire voting securities, such as the Common Shares, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must, together with any person ultimately controlling such person, file with the relevant Insurance Commission certain information concerning the acquisition of control (generally known as a "Form A") and send a copy of each Form A to the domestic insurer. On the date of this Offer to Purchase, Parent and Purchaser made Form A filings, including a copy of this Offer to Purchase and other related information with respect to the Offer, with the relevant Insurance Commissions and sent copies thereof to the relevant domestic insurer.

     In both Iowa and Arizona, the Form A filings trigger public hearing requirements and commence statutory periods within which decisions must be rendered approving or disapproving the acquisition of control of the Company by Parent and Purchaser. The periods within which hearings must be commenced or decisions rendered generally do not begin until the relevant Insurance Commissioner has deemed the Form A filing complete. The Insurance Commissioner has discretion to request that additional information be furnished before it deems the Form A filing complete. The Insurance Codes provide certain statutory standards for the approval or the disapproval of the acquisition of control of the Company. However, the Insurance Codes also permit the Insurance Commissioners discretion in determining whether such standards have been met.

     Certain other conditions to consummation of the Offer are described in
Section 14 and Section 15. Purchaser expressly reserves the right in its sole discretion to waive any one or more of the conditions to the Offer. See Section 14 and Section 15.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Common Shares which are validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, June 16, 1998, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, the Business Combination Condition, and the Insurance Regulatory Approval Condition. If any or all of such conditions are not satisfied or if any or all of the other events set forth in Section 14 shall have occurred prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Common Shares tendered in the Offer and to terminate the Offer and return all tendered Common Shares to the tendering shareholders, (ii) waive or reduce the Minimum Condition or waive or amend any or all other conditions to the Offer to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission ("SEC"), purchase all Common Shares validly tendered, or (iii) extend the Offer and, subject to the right of shareholders to withdraw Common Shares until the Expiration Date, retain the Common Shares which have been tendered during the period or periods for which the Offer is extended.

     Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time and regardless of whether any of the events specified in
Section 14 shall have occurred or shall have been determined by Purchaser to have occurred (i) to extend for any reason the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendments to the Depositary. During any such extension, all Common Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Common Shares in accordance with the procedures set forth in Section 4.

     Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time,
(i) to delay acceptance for payment of, or, regardless of whether such Common Shares were theretofore accepted for payment, payment for, any Common Shares pending receipt of any regulatory approval specified in Section 15 or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Common Shares if any of the conditions referred to in Section 14 has not been satisfied or if any of the events specified in Section 14 has occurred and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Common Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the preceding paragraph), any Common Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Common Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Common Shares, the Offer will be extended at least until the expiration of such ten (10) business day period.

     Pursuant to Rule 14d-5 under the Exchange Act and Section 490.1602 of the Iowa Corporation Act, requests are being made to the Company for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Common Shares. Upon compliance by the Company with such request, this Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Common Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists for subsequent transmittal to beneficial owners of Common Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR COMMON SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Common Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the regulatory conditions set forth in Section 14. Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the SEC, payment for, Common Shares in order to comply in whole or in part with any applicable law. Purchaser understands that, in accordance with the applicable rules of the SEC, any delay in accepting Common Shares, regardless of cause, may not exceed a reasonable length of time. Accordingly, if it appears at the time that the Offer is scheduled to expire that any regulatory approvals specified in Section 14 hereof are not likely to be obtained within a reasonable length of time thereafter, Purchaser will either extend or terminate the Offer.

     In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing Common Shares (the "Common Share Certificates"), or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Common Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and
(iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Common Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Common Shares for payment. Payment for Common Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for Common Shares be paid by Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Common Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Common Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If any tendered Common Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer because of an invalid tender or otherwise, Common Share Certificates evidencing unpurchased Common Shares will be returned, without expense to the tendering shareholder (or, in the case of Common Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Common Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Common Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Common Shares purchased pursuant to the Offer, whether or not such Common Shares were tendered prior to such increase in consideration.

     Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to Parent or one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase all or any portion of the Common Shares tendered pursuant to the Offer, provided that any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Common Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING COMMON SHARES.

     Valid Tender of Common Shares. In order for Common Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer) and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Common Share Certificates evidencing tendered Common Shares must be received by the Depositary at one of such addresses or Common Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF COMMON SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Common Shares at each Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Common Shares by causing a Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Common Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Common Shares, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the Common Shares are tendered (i) by a registered holder of Common Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Common Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Common Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Common Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Common Share Certificate, with the signature(s) on such Common Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Common Shares pursuant to the Offer and such shareholder's Common Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Common Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) in the case of a guarantee of Common Shares, the Common Share Certificates for all tendered Common Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three (3) New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery. A trading day is any day on which securities are traded on the NYSE.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     IN ALL CASES, COMMON SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

     Notwithstanding any other provision hereof, payment for Common Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Common Share Certificates, evidencing such Common Shares, or a Book-Entry Confirmation of the delivery of such Common Shares, if available, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Common Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Common Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Common Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Common Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other Common Shares, or other securities issued or issuable in respect of such Common Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Common Shares. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Common Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Common Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Common Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Common Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Common Shares, Purchaser must be able to exercise full voting rights with respect to such Common Shares.

     To prevent backup Federal income tax withholding with respect to payment to certain shareholders of the purchase price for Common Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder's correct Taxpayer Identification Number and certify that such shareholder is not subject to backup Federal income tax withholding by completing the substitute Form W-9 in the Letter of Transmittal. If backup withholding applies with respect to a shareholder, the Depositary is required to withhold thirty-one percent (31%) of any payments made to such shareholder. See Instruction 10 of the Letter of Transmittal.

     Common Shares Owned by ESOP. According to documents filed by the Company with the SEC, 9,074,082 Common Shares are owned of record by the ESOP Trustee. At the Offer Price, the 9,074,082 Common Shares held in the ESOP have a value of $426,481,854.

     Pursuant to the organizational documents of the ESOP, the ESOP Trustee is required to request instructions from each ESOP participant as to whether the Common Shares allocated to such participant's account should be tendered in response to the Offer. The ESOP Trustee must then tender or not tender such Common Shares in accordance with such instructions. Subject to applicable law, the organizational documents of the ESOP also provide that the ESOP Trustee may not tender allocated Common Shares as to which no instructions are received.

     With regard to unallocated Common Shares, the organizational documents of the ESOP provide that such unallocated Common Shares must be tendered or not tendered in the same proportion as allocated Common Shares. However, the United States Department of Labor, which has the responsibility for administering ERISA, the law governing the operation of the ESOP, has taken the position that a trustee of an ESOP must exercise independent, prudent judgment in deciding whether to tender unallocated shares held by an ESOP, even if plan documents provide for tendering unallocated shares in proportion to the instructions concerning allocated shares. Although there can be no assurance as to what position the ESOP Trustee will adopt, if the ESOP Trustee adopts the position of the United States Department of Labor and determines that it is prudent to tender the unallocated Common Shares, then such unallocated Common Shares shall be so tendered.

     ESOP participants should contact the ESOP Trustee to instruct it whether to tender their Common Shares. Under applicable law and the organizational documents of the ESOP, a participant's direction to the ESOP Trustee is confidential.

     Purchaser's acceptance for payment of Common Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Tenders of Common Shares made pursuant to the Offer are irrevocable except that such Common Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, July 17, 1998.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Common Shares or is unable to accept Common Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Common Shares, and such Common Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn, and the name of the registered holder, if different from that of the person who tendered such Common Shares. If Common Share Certificates evidencing Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Common Share Certificates, the serial numbers shown on such Common Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Common Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Common Shares may be retendered at any time prior to the Expiration Date by following the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following discussion is a summary of the material Federal income tax consequences of the Offer and the Proposed Merger to holders of Common Shares who hold their Common Shares as capital assets. This summary is based upon laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. The discussion set forth below is for general information only and may not apply to certain categories of holders of Common Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), including, but not limited to, broker-dealers, banks, tax-exempt organizations, insurance companies, holders who are not United States persons (as defined in Section 7701(a)(30) of the Code) and holders who acquired such Common Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the state, local or foreign tax consequences of the Offer and the Proposed Merger.

     EACH HOLDER OF COMMON SHARES IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER.

     General Tax Consequences of the Offer and the Proposed Merger. The receipt of cash for Common Shares pursuant to the Offer or the Proposed Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, each selling shareholder would generally recognize gain or loss equal to the difference between the amount of cash received and such shareholder's adjusted tax basis for the sold Common Shares. Such gain or loss will be capital gain or loss (assuming the Common Shares are held as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale, the Common Shares were held for more than one year or will be short term if, as of such date, the Common Shares were held for one year or less.

     The Taxpayer Relief Act of 1997 (the "1997 Act") created several new categories of capital gains applicable to noncorporate taxpayers. Under prior law, noncorporate taxpayers were generally taxed at a maximum rate of twenty-eight percent (28%) on net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss). Noncorporate taxpayers are now generally taxed at a maximum rate of twenty percent (20%) on net capital gain attributable to the sale of property held for more than eighteen months, and a maximum rate of twenty-eight percent (28%) on net capital gain attributable to the sale of property held for more than one year but not more than eighteen months. The 1997 Act did not affect the treatment of short-term capital gain or loss (generally, gain or loss attributable to capital assets held for one year or less) and did not affect the taxation of capital gains in the hands of corporate taxpayers.

     Backup Withholding. Unless a shareholder of the Company complies with certain reporting or certification procedures or is an "exempt recipient" (i.e., in general, corporations and certain other entities) under applicable provisions of the Code and Treasury Regulations promulgated thereunder, such shareholder may be subject to withholding tax of thirty-one percent (31%) with respect to the cash payments received pursuant to the Offer and/or the Proposed Merger. Shareholders should consult their brokers or the Depositary to ensure compliance with such procedures. A foreign shareholder of the Company should consult its tax advisor with respect to the application of withholding rules to it with respect to the cash payments received pursuant to the Offer and/or the Proposed Merger.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     According to the Company 1997 10-K, the Common Shares have been listed and principally traded on the NYSE, and quoted under the symbol "GRP," according to published financial sources. The following table sets forth, for the quarters indicated, the high and low sales prices per Common Share on the NYSE and the amount of cash dividends paid per Common Share, as reported in the Company 1997 10-K for periods in 1996 and 1997, and as reported by published financial sources with respect to periods in 1998:

                                                                                   CASH
                                                              HIGH      LOW      DIVIDENDS
                                                              ----      ---      ---------
1996:
  First Quarter.............................................   19 2/3   15 9/16    0.09 3/4
  Second Quarter............................................   19 1/3   15 49/64   0.09 3/4
  Third Quarter.............................................   19 7/32  14 57/64   0.09 3/4
  Fourth Quarter............................................   22 5/32  16 57/64   0.10
1997:
  First Quarter.............................................   25 3/4   20 2/3     0.11 1/3
  Second Quarter............................................   27 1/2   22 5/32    0.11 1/3
  Third Quarter.............................................   35 51/64 25 5/32    0.11 1/3
  Fourth Quarter............................................   33 53/64 26 1/4     0.12
1998:
  First Quarter.............................................   32 3/4   26         0.13
  Second Quarter (through May 15)...........................   34 7/16  26         0.13

The above prices have been restated for the November 28, 1997 3-for-2 stock split and rounded to the nearest 1/64.

     On May 15, 1998, the most recent practicable trading day prior to the announcement date of the Offer, the reported closing sales price of the Common Shares on the NYSE Composite Tape was $27 3/4 per Common Share. On Monday, May 18, 1998, the date on which Parent announced the intention to commence the Offer and the last trading day before commencement of the Offer, the last reported closing price on the NYSE Composite Tape was $42 5/16 per Common Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     The purchase of Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and could reduce the number of holders of Common Shares, which could adversely affect the liquidity and market value of the remaining Common Shares held by the public. Following consummation of the Offer, a large percentage of the outstanding Common Shares will be owned by Purchaser.

     According to the NYSE's published guidelines, the NYSE would consider delisting the Common Shares if, among other things, the number of record holders of at least 100 Common Shares should fall below 1,200, the number of publicly held Common Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of ten percent (10%) or more (the "NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Common Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Common Shares pursuant to the Offer or otherwise, the Common Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Common Shares is discontinued, the market for the Common Shares could be adversely affected.

     If the NYSE were to delist the Common Shares, it is possible that the Common Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Common Shares or whether it would cause future market prices to be higher or lower than the Offer Price.

     The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Common Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Common Shares. In such case, the Common Shares would no longer continue to be "margin securities." The termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Common Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Common Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

     The Common Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. It is likely that the Common Shares will continue to be "margin securities" following consummation of the Offer.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon the Company 1997 10-K and other publicly available documents and records on file with the SEC and other public sources. None of Parent, Purchaser, the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Dealer Manager, the Depositary or the Information Agent.

     According to information filed by the Company with the SEC, the Company is an Iowa corporation whose principal executive offices are located at 701 Fifth Avenue, Des Moines, Iowa 50391. As of December 31, 1997, the Company had 2,646 employees according to the 1997 Annual Report.

     The Company, through its subsidiaries, provides property-casualty and excess and surplus lines insurance products exclusively in the United States and primarily in the central and western states.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company 1997 10-K, the Company 1998 10-Q and other documents filed by the Company with the SEC. More comprehensive financial information is included in, and the financial information that follows is qualified in its entirety by reference to, the Company 1997 10-K, the Company 1998 10-Q and such other documents filed by the Company with the SEC. The Company 1997 10-K, the Company 1998 10-Q and such other documents may be examined at and copies may be obtained from the offices of the SEC or the NYSE in the manner set forth below.

                               ALLIED GROUP, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER COMMON SHARE AMOUNTS)

                                           AT OR FOR THE YEAR ENDED DECEMBER 31,      AT OR FOR THE
                                           --------------------------------------   THREE MONTHS ENDED
                                              1995          1996          1997        MARCH 31, 1998
                                           ----------    ----------    ----------   ------------------
INCOME STATEMENT DATA:
Total revenues...........................  $ 552,765     $ 596,354     $ 664,682        $ 173,725
Net income...............................     52,377        51,084        65,436           17,923
Earnings per share (diluted)(1)..........       1.54          1.51          2.01              .55
Dividends per Common Share(1)............        .30           .39           .46              .13

BALANCE SHEET DATA:
Total investments........................    772,299       819,645       908,244          932,151
Total assets.............................  1,010,598     1,077,659     1,201,233        1,287,063
Loss and loss adjusting expenses.........    341,864       362,191       378,026          382,641
Total liabilities........................    659,012       707,068       771,149          839,648
Total stockholders' equity...............    351,586       370,591       430,084          447,415

---------------

(1) Adjusted to reflect the November 28, 1997 3-for-2 stock split.

     The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser. Purchaser is a newly incorporated Ohio corporation organized in connection with the Offer and the Proposed Merger and has not carried on any activities other than in connection with the Offer and the Proposed Merger. The principal offices of Purchaser are located at One Nationwide Plaza, Columbus, Ohio 43215. The Purchaser is a wholly owned subsidiary of Parent. Until immediately prior to the time that Purchaser will purchase Common Shares pursuant to the Offer, it is not expected that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Proposed Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent. Parent is an Ohio mutual insurance company with its principal executive offices located at One Nationwide Plaza, Columbus, Ohio 43215. Parent is the controlling company of the Nationwide Insurance Enterprise, an insurance and financial services organization (the "Enterprise"). In 1997, Parent had $5.1 billion of net written premium. Parent is a party to the Nationwide Intercompany Pooling Agreement (the "Nationwide Pooling Agreement") with 12 other property and casualty insurance companies within the Enterprise which provides that Parent shares in a specified percentage of the combined underwriting results and dividends to policyowners incurred by such companies (the "Nationwide Pool"). The insurance companies comprising the Nationwide Pool were the sixth largest property and casualty insurance group and were the fourth largest automobile insurance group in the United States, with approximately $8.4 billion in total net written premium at December 31, 1997 and approximately a 3.3% market share. The principal lines of business of the Pool based on net written premium for the year ended December 31, 1997 were personal auto (approximately 53.9%), commercial operations (approximately 29.4%) and homeowners (approximately 12.9%).

     Parent was originally chartered in the State of Ohio in 1925 as the Farm Bureau Mutual Automobile Insurance Company and it adopted its present name in 1955. At December 31, 1997, the Enterprise employed approximately 28,000 employees and Parent had more than 4,300 exclusive career agents who market the Enterprise's core property and casualty products, individual life insurance and annuity products as well as other financial services.

     As an Ohio mutual insurance company, Parent is not subject to the information and reporting requirements of the Exchange Act and is not required to file reports and other information with the SEC relating to its business, financial condition and other matters. However, Parent reports financial and other information to the Ohio Department of Insurance on at least an annual basis and is subject to periodic reviews by that Department. Information should be on file and available for inspection at the offices of the Ohio Department of Insurance, 2100 Stella Court, Columbus, Ohio 43266-0566.

     Set forth below are certain supplemental financial highlights relating to Parent. Additional financial information is included in other documents filed by Parent with the Ohio Department of Insurance. The financial information summary set forth below is qualified in its entirety by reference to such other documents which have been filed with the Department, including the financial information and related notes contained therein, which are incorporated herein by reference. These documents may be inspected at and copies may be obtained from the offices of the Department in the manner set forth above.

                    NATIONWIDE MUTUAL INSURANCE COMPANY (1)
                         SELECTED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                     AT OR FOR THE YEAR ENDED DECEMBER 31,        AT OR FOR THE
                                   -----------------------------------------    THREE MONTHS ENDED
                                      1995           1996           1997          MARCH 31, 1998
                                   -----------    -----------    -----------    ------------------
INCOME STATEMENT DATA:
Total revenues...................   $4,518,290     $4,923,700     $4,992,363        $1,274,857
Net income.......................       75,664        153,021      1,627,008           147,260

BALANCE SHEET DATA:
Investments......................   11,751,662     12,204,878     15,639,331        16,253,582
Total assets.....................   13,217,223     13,771,825     17,200,711        17,886,518
Policy and claim liabilities.....    8,084,377      8,207,715      8,120,629         8,086,505
Total liabilities................    8,978,862      9,134,962      9,121,280         8,999,356
Policyholders' surplus...........    4,238,361      4,636,863      8,079,430         8,867,161

---------------
(1) Financial information presented in accordance with statutory accounting principles for Nationwide Mutual Insurance Company. Such financial information is prepared in accordance with accounting principles prescribed or permitted by the National Association of Insurance Commissioners and the Ohio Department of Insurance and differs from financial information prepared under generally accepted accounting principles ("GAAP").

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Purchaser and Parent are set forth in Schedule I hereto.

     During the past 60 days, Parent effected transactions in the equity securities of the Company as set forth in Schedule II hereto. Except as set forth in this Offer to Purchase (including Schedule II hereto), none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the SEC.

10. SOURCE AND AMOUNT OF FUNDS.

     Purchaser estimates that the total amount of funds required to purchase Common Shares pursuant to the Offer and to pay all related costs and expenses, will be approximately $1.5 billion. See also Section 16. Purchaser plans to obtain all funds needed for the Offer through a capital contribution from Parent. Parent plans to obtain such funds entirely from existing cash accounts. Parent has in excess of $7.0 billion available for such purpose.

11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     During the summer of 1997, representatives of Parent tentatively identified the Company as a possible acquisition candidate. Parent enlisted the assistance of Credit Suisse First Boston in connection with its analysis of the Company as a possible acquisition candidate. That analysis continued over several months.

     On January 26, 1998, Dimon R. McFerson, Chairman and Chief Executive Officer - Nationwide Insurance Enterprise, telephoned John E. Evans, Chairman of the Company, to express Parent's interest in a possible transaction with the Company, Allied Mutual and Allied Life Financial Corporation (collectively, "Allied"). On January 28, 1998, Parent's representatives met with representatives of the Company in Des Moines, Iowa to discuss Parent's interest in acquiring the business and assets of Allied via a statutory merger. Mr. Evans and Douglas L. Andersen, President and Chief Executive Officer of the Company, expressed interest in a possible transaction, but indicated several concerns associated with obtaining regulatory approvals from the Iowa Insurance Commission. After the January 28, 1998 meeting, Parent forwarded a draft confidentiality agreement to Mr. Andersen to facilitate further discussions.

     On February 10, 1998, at the request of Allied, Parent sent a letter enclosing draft merger agreements to Allied contemplating a transaction whereby Parent's wholly owned subsidiaries would acquire Allied Group, Inc. and Allied Life Financial Corporation and Parent would merge with Allied Mutual Insurance Company. The letter stated that Parent was prepared to immediately conduct due diligence and to finalize the draft merger agreements. The draft merger agreements provided for the purchase of all outstanding shares of the Company for $47 per share and the purchase of all outstanding shares of Allied Life Financial Corporation for $30 per share, subject to the satisfaction of certain conditions. On February 10, 1998, Mr. Andersen forwarded to Parent Allied's own draft confidentiality agreement.

     At the request of Mr. Evans made during the parties' meeting of January 28, 1998, Parent's representatives met with the Iowa Insurance Commissioner on February 13, 1998 to express Parent's interest in acquiring Allied and to discuss the regulatory framework applicable to such an acquisition. Based upon those discussions, Parent reiterated its continued interest in moving forward with a possible transaction.

     Mr. Andersen in turn told Parent's representatives that Parent's interest in acquiring Allied would be presented to the respective boards of directors of Allied. Parent's offer to appear before the respective boards to answer questions and to more fully explain its proposal was rejected by Mr. Andersen. To the best of Parent's knowledge, the respective boards of directors of Allied met on February 18, 1998 and rejected Parent's indication of interest. At this point Parent and Allied had not yet reached agreement on the terms of a confidentiality agreement primarily because of Allied's insistence on including a standstill agreement in such confidentiality agreement. On February 20, 1998, Mr. Andersen informed Mr. McFerson via telephone that the respective boards of Allied had rejected Parent's indication of interest and that neither Mr. Andersen nor anyone else at Allied had the authority to discuss the matter further.

     On February 20, 1998, Parent telefaxed to Allied a letter indicating that Parent was terminating its attempt to negotiate a modified confidentiality agreement since Allied had refused to sign the confidentiality agreement provided by Parent.

     On May 1, 1998, Mr. McFerson telephoned Mr. Evans to express Parent's renewed interest in exploring the possibility of a transaction between Parent and Allied. Mr. Evans said Allied had no interest in pursuing such discussions and that any further inquiries on the subject should be directed to Mr. Andersen, but not for at least another 30 days.

     Early in the morning on May 18, 1998, Mr. McFerson made a personal visit to the Company's Des Moines, Iowa offices to attempt to meet with Mr. Andersen and negotiate an agreement. Upon his arrival, Mr. McFerson was informed that Mr. Andersen and other executive officers of the Company were out of the country, but that members of the Company's legal department would meet with him. When Mr. McFerson explained the purpose of his visit, the Company's in-house lawyers did not enter into negotiations, but stated that the Company would take appropriate actions. Mr. McFerson then delivered the following letter:

May 18, 1998

Mr. John E. Evans
Chairman of the Board
Allied Group, Inc.
701 Fifth Avenue
Des Moines, Iowa 50391

Mr. Douglas L. Andersen
President and Chief Executive Officer
Allied Group, Inc.
701 Fifth Avenue
Des Moines, Iowa 50391

Dear John and Doug:

     I am writing to give you advance notice that today Nationwide Mutual Insurance Company will announce a cash tender offer for all the outstanding shares of common stock of Allied Group, Inc. The offer is for $47 per share, which represents a premium of 69.4% over Friday's closing price.

     So that the purchase of Allied Group benefits the policyholders of Allied Mutual, as well as your shareholders, we are concurrently offering to merge Allied Mutual Insurance Company with Nationwide Mutual Insurance Company. This merger offer is outlined in more detail under separate cover. We are taking these steps because our efforts to effect a merger with Allied Group through negotiations with you and your Board have been consistently frustrated. We have spoken several times on this subject, starting in January, and I have repeatedly tried to persuade you of the great advantages of a combination of our two companies.

     As you know, we are convinced that there is compelling business logic for this combination that will be beneficial to the shareholders, employees, management, agents and policyholders of both organizations. I deeply regret we have so far been unable to persuade you of this. Let me repeat the reasons:

     - Melding the property/casualty operations of the two companies will provide the scale needed to compete in the increasingly competitive marketplace.

     - Geographically, our present markets complement one another. Nationwide's property/casualty focus has been primarily east of the Mississippi while Allied's has been west of the Mississippi. Together, we will have formidable market coverage.

     - Your expertise in distribution through independent agents would add a new dimension to ours, which now is largely through career agents. You would augment exponentially an initiative we announced in 1997.

     - We greatly admire Allied's excellent operating record. We recognize the contributions of your management and employees and feel they would significantly enhance our operations. Nationwide pledges to maintain the aggregate employment of the current Allied operations and plans to add 400 more jobs in the Des Moines area over the next four years.

     - Finally, Allied's regional offices in Denver, Lincoln and Santa Rosa are also expected to play important roles in a combined Nationwide/Allied national organization.

     In effecting the merger, our intention is to make the Allied distribution system a cornerstone of Nationwide's growth strategy for the independent agency channel, and to preserve and enhance the role that Allied has played in Des Moines, the state of Iowa and the four regions where you have focused. Allied's management and employees will be essential to making this happen. Because we have been operating in Des Moines since 1982 through our Farmland Insurance operation, we have a long involvement in, and commitment to, your headquarters city. I cannot emphasize strongly enough that Des Moines and your people, including management and employees, will continue to play a vital, expanding role in our future.

     For your policyholders, this transaction means that they will enjoy the protection provided by Nationwide Mutual's $8.1 billion of policyholder surplus. Your mutual policyholders will hold full membership rights in Nationwide Mutual.

     For your management and employees, there will be the opportunity to reap the financial rewards of their contribution to Allied's success by tendering the shares they hold in Allied's Employee Stock Ownership Plan. Currently the allocated shares are worth approximately $132 million. That value would increase to reflect the premium for common shares in our offer. In fact, the value of each employee's ESOP account should triple. This benefit is based on our calculation of an estimated $183 million surplus, which will be divided among approximately 2,500 participants. Based upon our interpretation of a recent IRS technical advice memorandum, each participant will therefore receive an additional earnings allocation of approximately $38 per share, in addition to the $47 tender price per share. After payment of the ESOP debt, the average account balance per participant should approximate $163,000, with the actual amounts credited to a participant's account dependent on their account balance.

     For your agents, there will be the opportunity to place business in a combined organization of unquestioned financial strength that would provide them access to the broad array of products and services available through Nationwide.

     We regret that we are forced to take our offer directly to your shareholders, but we believe the benefits of our offer to both of our companies and their employees, agents, policyholders and communities are compelling. We are committed to this transaction and will pursue it to a final conclusion.

     In light of the attractive terms of our offer, we request that the Company's Board of Directors take appropriate actions so that the Iowa Business Combination Law is rendered inapplicable to our proposed merger. We expect that you will not take any other actions that would adversely affect your shareholders' ability to receive the benefits of our proposed transaction. It is our hope that we can proceed to complete a transaction with a minimum of delay.

     Consistent with our Board of Directors' action, we stand ready to meet with you and at your earliest convenience. We are also prepared to discuss your view as to the proper roles for your officers and managers in the combined company. Our objective is to promptly conclude a transaction that is supported by you and the Company's Board of Directors.

     Accordingly, we urge the Board of Directors of Allied Group Inc. to meet its fiduciary obligations to your shareholders by immediately supporting Nationwide's tender offer for the common shares of Allied Group and commence negotiations with Nationwide to effect a business combination with Allied Group. I strongly believe this is a win/win opportunity for all concerned -- Des Moines, employees, agents, policyholders and shareholders alike. We hope you will come to share this belief and will let our companies' enormous joint potential be realized.

Sincerely,

Dimon Richard McFerson
Chairman and Chief Executive Officer

cc: Board of Directors, Allied Group, Inc.
    Commissioner, Iowa Insurance Division
    Director, Ohio Insurance Department

     Also on May 18, 1998, Parent submitted via letter a merger proposal to the Board of Directors of Allied Mutual for the merger of Allied Mutual into Parent. Under Parent's proposal, Allied's mutual policyholders' interest would be converted into full rights as policyholders of Parent. These rights include the right to share in any distribution of Parent's surplus in the event of any future demutualization. Parent has no present intention to demutualize, adopt a mutual holding company structure, or engage in any other similar reorganization.

     Purchaser also offered to purchase from Allied Mutual all outstanding Preferred Shares of the Company owned by Allied Mutual for an aggregate purchase price of $65,000,000 payable in cash. This purchase would be consummated only in connection with the merger of Allied Mutual into Parent. Upon the merger of Parent and Allied Mutual, the net cash proceeds to Allied Mutual from such purchase will be paid to Allied Mutual policyholders.

     On May 18, 1998, after Mr. McFerson's visit to the Company's offices, Parent issued a press release announcing its intention to commence the Offer, to be followed by the Proposed Merger. Parent also commenced the litigation described in "Certain Legal Matter; Regulatory Approvals; Certain Litigation -- Complaint by Parent and Purchaser."

     On May 19, 1998, Purchaser commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS.

     General. The purpose of the Offer and the Proposed Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of the Company. The purpose of the Proposed Merger is to acquire all Common Shares not beneficially owned by the Purchaser following consummation of the Offer.

     Pursuant to the Proposed Merger, each then outstanding Common Share (other than Common Shares owned by Parent or any of its wholly owned subsidiaries, Common Shares held in the treasury of the Company, and if shareholder appraisal rights are available with respect to Common Shares, Common Shares held by shareholders who perfect any appraisal rights under the Iowa Corporation Act) would be converted into the right to receive $47.00 net per Common Share in cash.

     Except in the case of a "short-form" merger as described below, under the Iowa Corporation Act, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Common Shares and Preferred Shares (including any shares owned by Parent or Purchaser), voting together as a single class, would be required to approve the Proposed Merger. If Purchaser acquires through the Offer at least a majority of the voting securities of the Company (which would be the case if the Minimum Condition were satisfied and Purchaser were to accept for payment Common Shares tendered pursuant to the Offer), and if the Business Combination Condition and the Insurance Regulatory Approval Condition were each satisfied, Purchaser would have sufficient voting power to ensure approval of the Proposed Merger by holders of the Common Shares.

     The Iowa Corporation Act also provides that if a parent corporation owns at least ninety percent (90%) of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without a shareholder vote. Accordingly, if Purchaser were to acquire at least ninety percent (90%) of the outstanding Common Shares and Preferred Shares, respectively, and if the Business Combination Condition and the Insurance Regulatory Approval Condition were each satisfied, then Purchaser could, and intends to, effect the Proposed Merger without any action by any other shareholder of the Company.

     Parent intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company. If such negotiations result in a definitive merger agreement between the Company and Parent, certain material terms of the Offer may change and Parent would not proceed with any solicitation with regard to the special meeting referred to below. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for approval.

     In connection with the Offer and the Proposed Merger, Parent and the Purchaser intend, if necessary, to solicit proxies or consents to call the Special Meeting. At the Special Meeting, shareholders would be asked to elect the Parent Nominees and to remove all of the members of the Company Board. Parent expects that, if elected, and subject to their fiduciary duties under applicable law, the Parent Nominees would cause the Company Board to: approve the Proposed Merger; satisfy the Business Combination Condition; and take any other actions necessary to permit the Offer and the Proposed Merger to be consummated. Such solicitation will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act. In addition, in the event the Offer is terminated or not consummated, or after expiration of the Offer and pending consummation of the Proposed Merger, Parent may seek to acquire additional Common Shares, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be higher or lower than the Offer Price and could be for cash or other consideration.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY ANNUAL OR OTHER MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH PARENT OR PURCHASER MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

     Whether or not the Offer is consummated, Purchaser reserves the right, subject to applicable legal restrictions, to sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices as it shall determine, which may be higher or lower than the Offer Price and could be for cash or other consideration.

     Plans for the Company. In connection with the Offer, Parent and Purchaser have reviewed, on the basis of publicly available information, various business strategies that they might consider in the event that the Parent acquires control of the Company, whether pursuant to the Proposed Merger or otherwise. Parent and Purchaser intend to expand the Company's business, and utilize the Company's infrastructure and capabilities to improve the performance of Parent's existing property/casualty operations. Parent believes the acquisition would provide immediate benefits from improved geographic distribution of risk, resulting in more stable underwriting results and lower reinsurance costs. In addition, Parent intends to capitalize on the Company's independent agency distribution, agency interface technology and commercial underwriting and product management expertise. Parent expects to identify significant business opportunities between the Company's Western Heritage Insurance Company subsidiary and Scottsdale Insurance Company, Parent's excess/surplus lines subsidiary, and between the Company's and Parent's agribusiness insurance operations. Purchaser and Parent believe that, in the aggregate, the proposed transactions would result in increased growth and investment in the Company and its operations. Except as indicated in this Offer to Purchase and based upon publicly available information, neither Parent nor Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business.

     Dissenters' Rights and Other Matters. Holders of Common Shares will not have dissenters' rights as a result of the Offer. Pursuant to Section 490.1302 of the Iowa Corporation Act, shareholders may have dissenters' rights with respect to the Proposed Merger. In general, shareholders are entitled to dissent in the event of the consummation of (i) a plan of merger to which the corporation is a party if either (a) shareholder approval is required for the merger under the Iowa Corporation Act or the articles of incorporation and the shareholder is entitled to vote on the merger, or (b) the corporation is a subsidiary that has merged with its parent; and (ii) a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan. Pursuant to Section
490.1325 of the Iowa Corporation Act, holders of Common Shares who have dissenters' rights, if any, and who comply with the applicable statutory procedures (and who have not otherwise agreed with the Company as to the value of their shares) will be entitled to receive the amount that the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     The foregoing summary of Sections 490.1302 and 490.1325 of the Iowa Corporation Act does not purport to be complete and is qualified in its entirety by reference to such statutory sections.

     The Proposed Merger would have to comply with any applicable Federal law at the time of its consummation. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Proposed Merger. However, Rule 13e-3 would be inapplicable if (i) the Common Shares are deregistered under the Exchange Act prior to the Proposed Merger or (ii) the Proposed Merger is consummated within one year after the purchase of the Common Shares pursuant to the Offer and the amount paid per Common Share in the Proposed Merger is at least equal to the amount paid per Common Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

     The Company Articles and the Company By-Laws. The Company's Restated Articles of Incorporation dated May 1, 1996, as amended by Articles of Amendment dated May 13, 1997 (the "Company Articles") and the Company's By-Laws as amended through December 18, 1997 (the "Company By-Laws") contain several provisions that may delay a change in control of the Company following the purchase of Common Shares by Purchaser pursuant to the Offer, including, among others, (i) a provision that the Company Board shall be classified, with each class elected for a term of three years and one class elected each year at the Company's annual meeting of shareholders, (ii) a provision requiring advance notice to the Company of any shareholder nominations for directors at an annual meeting of shareholders, (iii) a provision that directors may be removed with or without cause, but only at a meeting of the shareholders called for that purpose in the manner prescribed by law, which requires the affirmative vote of holders of fifty percent (50%) or more of the voting shares, and (iv) a provision that special meetings of shareholders may be called only by the President of the Company, the Company Board, or holders of at least fifty percent (50%) of the votes entitled to be cast on any issue proposed to be considered at the meeting.

     Pursuant to Article VIII of the Company Articles and Section 4.2 of the Company By-Laws, the Company Board is divided into three nearly equal classes of directors, with each class elected for a term of three years. One class is elected at the Company's annual meeting of shareholders each year. The number of the Company's directors is currently limited to between five (5) and thirteen
(13) pursuant to Article 2 of the Company By-Laws, and there are currently ten
(10) directors. Pursuant to Section 4.5 of the Company By-Laws and Section
490.808 of the Iowa Corporation Act, members of the Company Board may be removed with or without cause, but only by the affirmative vote of the holders of fifty percent (50%) or more of the outstanding voting shares.

     Pursuant to Section 5 of the Certificate of Designations of the 6- 3/4% Series Preferred Stock of Allied Group, Inc., in the event of any assignment, transfer, or other disposition of Preferred shares to a person other than Allied Mutual or an affiliate or successor thereof, the Company has the option to redeem some or all of such shares in exchange for a cash redemption price.

     Pursuant to a Stock Rights Agreement executed on July 5, 1990 between the Company and Allied Mutual, Allied Mutual is entitled to nominate for election to the Company Board a number of director nominees that most closely approximates the same percentage of the total number of the Company Board as is equal to Allied Mutual's percentage ownership of the total number of shares of the Company voting stock and the Company agrees to use its best efforts to cover, to the extent practicable, the election of such nominees to the Company Board. The Stock Rights Agreement further provides that in the event of a vacancy in the Company Board in any directorship previously filled by a nominee of Allied Mutual, the Company agrees to allow a person nominated by Allied Mutual to fill the vacant directorship. The Stock Rights Agreement also contains certain registration rights provisions with respect to the Preferred Shares and, unless earlier terminated, terminates on July 5, 2005.

     Amendment of the foregoing provisions of the Company Articles requires the affirmative vote of the holders of at least fifty percent (50%) of the Company's outstanding voting shares. Amendment of the foregoing provisions of the Company By-Laws requires a majority vote of the full Company Board or a majority vote of all shareholders entitled to vote at any meeting of the shareholders of record.

     If, following consummation of the Offer, the members of the Company Board in office at such time were to refuse to approve the Proposed Merger (or any other transaction or corporate action proposed by Purchaser that required approval of the Company Board), Purchaser, in order to consummate the Proposed Merger (or any such other transaction or corporate action), would first have to replace at least a majority of the Company Board with its own designees. As a result of the classified board provision contained in the Company Articles, at least two annual meetings of the Company's shareholders could be required to enable nominees of Purchaser to comprise a majority of the Company Board unless members of the Company Board are earlier removed pursuant to Section 4.5 of the Company By-Laws and Section 490.808 of the Iowa Corporation Act. If the current Company Board opposes the Offer or the Proposed Merger, Parent may determine, whether or not the Offer is then pending, to take action necessary to place a majority of its designees on the Company Board, including without limitation, seeking to solicit proxies from the shareholders of the Company for use at the Company's 1999 annual meeting of shareholders for the purpose of electing new directors designated by Purchaser and removing existing directors, or at the Special Meeting.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF SUCH PROXIES AT ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH PARENT OR PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

     The foregoing description of the Company Articles and the Company By-Laws is qualified in its entirety by reference to the full text of the Company Articles and the Company By-Laws, copies of which have been filed by the Company as exhibits to documents filed with the SEC and may be obtained in the manner described in Section 8 (except that copies may not be available at regional offices of the SEC).

13. DIVIDENDS AND DISTRIBUTIONS.

     If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Common Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Common Shares or otherwise cause a reduction in the number of outstanding Common Shares, then, without prejudice to Purchaser's rights under Sections 1 and 14, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer, including, without limitation, the amount and type of securities offered to be purchased.

     If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Common Shares, other than regular quarterly dividends, or make any distribution (including, without limitation, the issuance of additional Common Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Common Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Common Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Sections 1 and 14, (i) the purchase price per Common Share payable by Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution or right to be received by the tendering shareholders will be received and held by such tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each such tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by Purchaser in its sole discretion.

14. CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Common Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Common Shares, and may terminate the Offer as to any Common Shares not then paid for, if, in the sole judgment of Purchaser (1) at or prior to the expiration of the Offer, any one or more of the Minimum Condition, the Business Combination Condition, or the Insurance Regulatory Approval Condition has not been satisfied, (2) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Common Shares pursuant to the Offer shall not have expired or been terminated, or (3) at any time on or after May 18, 1998 and prior to the acceptance for payment of Shares, any of the following events shall occur:

          (a) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim before any court, governmental regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, by any government, governmental authority or other regulatory or administrative agency or commission, domestic, foreign or supranational, or by any other person, domestic or foreign (whether brought by the Company, an affiliate of the Company or any other person), which (i) challenges or seeks to challenge the acquisition by Parent or Purchaser or any affiliate of either of them of the Common Shares, restrains, delays or prohibits or seeks to restrain, delay or prohibit the making of the Offer or the Proposed Merger, consummation of the transactions contemplated by the Offer or any other subsequent business combination, restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Purchaser or any of its affiliates in connection with the acquisition of the Company or obtains or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Proposed Merger or any other subsequent business combination, (ii) prohibits or limits or seeks to prohibit or limit Parent's or Purchaser's ownership or operation of all or any portion of their or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or to compel or seeks to compel Parent or Purchaser to dispose of or hold separate all or any portion of their own or the Company's business or assets (including without limitation the business or assets of their respective affiliates and subsidiaries) or imposes or seeks to impose any limitation on the ability of Parent, Purchaser or any affiliate of either of them to conduct its own business or own such assets as a result of the transactions contemplated by the Offer, Proposed Merger or any other subsequent business combination, (iii) makes or seeks to make the acceptance for payment, purchase of, or payment for, some or all of the Common Shares pursuant to the Offer or the Proposed Merger illegal or results in a delay in, or restricts, the ability of Parent or Purchaser, or renders Parent or Purchaser unable, to accept for payment, purchase or pay for some or all of the Common Shares or to consummate the Proposed Merger,
     (iv) imposes or seeks to impose limitations on the ability of Parent or Purchaser or any affiliate of either of them effectively to acquire or hold or to exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote the Common Shares purchased by them on an equal basis with all other Common Shares on all matters properly presented to the shareholders of the Company, (v) in the sole judgment of Parent or Purchaser, might adversely affect the Company or any of its subsidiaries or affiliates or Parent, Purchaser, or any of their respective affiliates or subsidiaries, (vi) in the sole judgment of Parent or Purchaser, might result in a diminution in the value of the Common Shares or the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer, (vii) in the sole judgment of Parent or Purchaser, imposes or seeks to impose any material condition to the Offer unacceptable to Parent or Purchaser or

     (viii) otherwise directly or indirectly relates to the Offer, the Proposed Merger or any other business combination with the Company;

          (b) there shall be any action taken, or any statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offer, the Proposed Merger or other subsequent business combination between Purchaser or any affiliate of Purchaser and the Company or any affiliate of the Company or any other action shall have been taken, proposed or threatened, by any government, governmental authority or other regulatory or administrative agency or commission or court, domestic, foreign or supranational, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that, in the sole judgment of Parent or Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

          (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders, equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of the Company or any of its subsidiaries or affiliates which, in the sole judgment of Parent or Purchaser, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or Parent or Purchaser shall have become aware of any fact which, in the sole judgment of Parent or Purchaser, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Common Shares to Parent or Purchaser;

          (d) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the sole judgment of Parent or Purchaser, might affect the extension of credit by banks or other lending institutions, (iii) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States, (iv) any significant change in United States or any other currency exchange rates or any suspension of, or limitation on, the markets therefor (whether or not mandatory), (v) any significant adverse change in the market price of the Common Shares or in the securities or financial markets of the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the sole judgment of Parent or Purchaser, a material acceleration or worsening thereof;

          (e) the Company or any subsidiary of the Company shall have, at any time after May 18, 1998 (i) issued, distributed, pledged, sold or authorized, proposed or announced the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances pursuant to options outstanding on May 18, 1998 in accordance with their terms as disclosed on such date) of any class (including without limitation the Common Shares) or securities convertible into any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company, or (B) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on May 18, 1998,
     (ii) purchased, acquired or otherwise caused a reduction in the number of, or proposed or offered to purchase, acquire or otherwise reduce the number of, any outstanding Common Shares, or other securities, (iii) declared, paid or proposed to declare or pay any dividend or distribution on any Common Shares (other than the regular quarterly dividend on the Common Shares not in excess of the amount per share, and with record and payment dates, in accordance with recent practice) or on any Preferred Shares (other than the regular quarterly dividend on the Preferred Shares not in excess of the amount per share payable in accordance with the terms of the Preferred Shares) or on any other security or issued, authorized, recommended or proposed the issuance or payment of any other distribution in respect of the Common Shares or the Preferred Shares, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (vi) issued, sold, authorized, announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vii) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of the Common Shares, the Preferred Shares or its capitalization, (viii) authorized, recommended, proposed or entered into or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, any waiver, release or relinquishment of any material contract rights or comparable right of the Company or any of its subsidiaries or any agreement contemplating any of the foregoing or any comparable event not in the ordinary course of business, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced, (ix) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business and consistent with past practice or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to the employees as a result of or in connection with the transactions contemplated by the Offer or any other change in control of the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Parent or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings, (xi) amended or proposed or authorized any amendment to the Company Articles or the Company By-Laws or similar organizational documents, (xii) authorized, recommended, proposed or entered into any other transaction that in the sole judgment of Parent or Purchaser could, individually or in the aggregate, adversely affect the value of the Common Shares to Parent or Purchaser or (xiii) agreed in writing or otherwise to take any of the foregoing actions or Parent or Purchaser shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC;

          (f) the Company and Parent or Purchaser shall have reached an agreement or understanding that the Offer be terminated or amended or Parent or Purchaser (or one of their respective affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or similar business combination, or purchase of Shares or assets of the Company;

          (g) Parent or Purchaser shall become aware (i) that any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due prior to its stated due date, in either case with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or the Proposed Merger, or (ii) of any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that are or may be materially adverse to the value of the Common Shares in the hands of Purchaser or any other affiliate of Parent (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer, consummation of the Proposed Merger or any other business combination or the acquisition of control of the Company); or

          (h) Parent or Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or agency which in its judgment is necessary to consummate the Offer;

which, in the sole judgment of Parent or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment. Parent and Purchaser have the right to rely on any condition set forth in this Section 14 being satisfied in determining whether to consummate the Offer; however, if Parent or Purchaser asserts the satisfaction of any such condition without relying on the exercise of its reasonable judgment or some other objective criteria, Parent and Purchaser shall promptly disclose such assertion and the Expiration Date will be (and, if necessary, will be extended to be) at least five (5) business days after the date of such disclosure.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser in their sole discretion, regardless of the circumstances (including any action or omission by Parent or Purchaser) giving rise to any such conditions or may be waived by Parent or Purchaser in their sole discretion in whole or in part at any time and from time to time. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Parent or Purchaser concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; CERTAIN LITIGATION.

     General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the SEC, neither Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Common Shares and the indirect acquisition of the capital stock of the Company's insurance subsidiaries by Parent or Purchaser pursuant to the Offer or the Proposed Merger, or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Common Shares, or the indirect acquisition of the capital stock of the Company's insurance subsidiaries by Parent or Purchaser as contemplated herein. Should any such approval or other action be required, Parent and Purchaser currently contemplate that such approval or action would be sought. While Purchaser does not currently intend to delay the acceptance for payment of Common Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Common Shares is subject to certain conditions. See
Section 14.

     State Insurance Approvals. The acquisition of Common Shares pursuant to the Offer will require filings with, and approvals of, the Insurance Commissions under the Insurance Codes of Iowa and Arizona, which are the United States jurisdictions in which the insurance companies owned or otherwise controlled by the Company are domiciled, and in Ohio pursuant to Section 3925.08(D)(2) of the Ohio Revised Code. The Insurance Codes of Iowa and Arizona each contain similar provisions applicable to the acquisition of control of a domestic insurer, including a presumption of control that arises from the ownership of ten percent (10%) or more of the voting securities of a domestic insurer or of any person that controls a domestic insurer.

     Generally, a person seeking to acquire voting securities, such as the Common Shares, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must, together with any person ultimately controlling such person, file a Form A with the relevant Insurance Commission and send a copy of such Form A to the domestic insurer. Parent and Purchaser made Form A filings with the relevant Insurance Commissions and sent copies thereof to the relevant domestic insurers on the date of this Offer to Purchase. In addition, Parent is evaluating whether the approvals of any other Insurance Commissioners are required and, if Parent determines that any such approvals are required, the Insurance Regulatory Condition will be deemed to include the receipt of such approvals.

     In both Iowa and Arizona, the Form A filings trigger public hearing requirements and statutory periods within which decisions must be rendered approving or disapproving the acquisition of control. The periods within which hearings must be commenced or decisions rendered may not begin until the relevant Insurance Commissioner has deemed the Form A filing complete, and the Insurance Commissioner has discretion to request that Parent and Purchaser furnish additional information before such Insurance Commissioner deems the Form A filing complete. The Iowa and Arizona Insurance Codes both provide that a public hearing must be commenced within thirty (30) days after the Form A is filed and that the relevant Insurance Commissioner must make the determination within thirty (30) days after the conclusion of such hearing.

     The Iowa and Arizona Insurance Codes both generally require the relevant Insurance Commissioner to approve the application for the acquisition of control unless the Insurance Commissioner determines, after a public hearing, that such application should be disapproved on one or more prescribed regulatory grounds. The Iowa and Arizona Insurance Codes also contain provisions providing generally for judicial review of an Insurance Commissioner's order.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and to the FTC and certain waiting period requirements have been satisfied. Parent expects to file such information on the date hereof. Under the provisions of the HSR Act applicable to the Offer, the purchase of Common Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning such Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. Purchaser will not accept for payment Common Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of Common Shares pursuant to the Offer. At any time before or after Purchaser's acquisition of Common Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Common Shares pursuant to the Offer or otherwise or seeking divestiture of Common Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Common Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     State Takeover Statutes. Various states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. Mite Corp., the United States Supreme Court held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the United States Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     The State of Iowa has a takeover statute, but it does not apply to an offer in which the target company is an insurance company or insurance holding company subject to regulation by the Commissioner of Insurance. Accordingly, Parent and Purchaser have not complied with the Iowa takeover statute.

     Except as described in this Offer to Purchase, neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Proposed Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Proposed Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Proposed Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Common Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Proposed Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Common Shares tendered pursuant to the Offer.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable, and an appropriate court does not determine that such law is, or such laws are, inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Common Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Common Shares tendered. See Section 14.

     The Business Combination Statute. Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion, that the provisions of the Business Combination Statute are inapplicable to the acquisition of Common Shares pursuant to the Offer.

     The Business Combination Statute provides, in general, that an Iowa corporation, such as the Company, may not engage in a "Business Combination," defined to encompass a variety of transactions, including a merger, with an "Interested Shareholder," defined generally as a person that is the owner of ten percent or more of the outstanding voting stock of the corporation, for three years after the shareholder became an Interested Shareholder, unless: (a) the Business Combination is approved by the corporation's board before the shareholder becomes an Interested Shareholder, (b) the Interested Shareholder, upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, owned at least eighty-five percent (85%) of the voting shares of the corporation, excluding those shares owned by officers and directors, or (c) after the shareholder becomes an Interested Shareholder, the Business Combination is approved by the corporation's board and authorized by the affirmative vote of at least two-thirds of the voting stock, excluding that of the Interested Shareholder.

     The Business Combination Statute also lists several circumstances in which it does not apply, none of which the Purchaser believes are applicable to the Proposed Merger.

     The foregoing summary of the Business Combination Statute does not purport to be complete and is qualified in its entirety by reference to the provisions of the Business Combination Statute.

     The Business Combination Condition would be satisfied if the Board approved the Proposed Merger before the consummation of the Offer or if the Purchaser, in its sole discretion, were satisfied that the Business Combination Statute was invalid or its provisions were otherwise inapplicable to the Purchaser in connection to the Proposed Merger for any reason.

     Complaint by Parent and Purchaser. On May 18, 1998, Parent and Purchaser filed a complaint against the Company and its directors in the United States District Court for the Southern District of Iowa. In their complaint, Parent and Purchaser seek an injunction, among other things, prohibiting the individual defendants who are members of the Company Board from breaching their fiduciary duties and violating the securities laws of the State of Iowa by entrenching themselves and their management and by denying the shareholders of the Company their right to decide for themselves the future of the Company they own.

     The complaint alleges that the Company Board defendants have breached their fiduciary duties by rejecting plaintiffs' offer to purchase all of the outstanding Common Shares of the Company for $47 per Common Share, a substantial premium over market value (and a price which Company management had previously called "reasonable" and "generous"), by entering into a certain stock repurchase program and by entering into a certain Stock Rights Agreement. Parent and Purchaser claim that these devices have perpetuated the Company Board while at the same time diluting the voting rights of the shareholders of the Company. The complaint further alleges a breach of fiduciary duties by the Company Board in failing to adopt a by-law opting out of the Business Combination Statute.

     Parent and Purchaser also allege that certain defendants violated Section
502.407 of the Iowa Code by issuing, on behalf of the Company, on or about May 5 and May 7, 1998, press releases relating to the Company's stock repurchase program that contained false and misleading information or omissions of material fact.

     Finally, Parent and Purchaser allege that the preferential rights of the Preferred Shares, coupled with the loss of those rights upon transfer, places a significant impediment in the way of Parent, Purchaser, or any other third party attempting to gain control of the Company. Parent and Purchaser allege that by exploiting the improper characteristics of the preferred stock, the Company Board has breached its fiduciary duties to the shareholders of the Company.

16. FEES AND EXPENSES.

     Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Shares pursuant to the Offer. Parent and Purchaser have engaged Credit Suisse First Boston as the Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with its effort to acquire the Company. Parent has agreed to pay Credit Suisse First Boston (in its capacity as Dealer Manager and financial advisor) a fee of $6 million (of which a non-refundable payment of $500,000 will be paid upon the commencement of the Offer) upon the consummation of an acquisition of the Company by Parent. Parent has also agreed to reimburse Credit Suisse First Boston (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the Federal securities laws. Credit Suisse First Boston has rendered various investment banking and other advisory services to Parent and its affiliates in the past and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade or hold the securities of the Company and Parent for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     Purchaser has retained Georgeson & Company Inc. to act as the Information Agent in connection with the Offer. The Information Agent may provide advice and consultation concerning the planning and execution of the Offer; assist in the preparation and placement of newspaper ads; assist in the distribution of Offer documents to brokers, banks, nominees, institutional investors, and other shareholders and investment community accounts; answer collect telephone inquiries from shareholders and their representatives; and call or otherwise contact individuals who are registered holders. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

     In addition, ChaseMellon Shareholder Services, L.L.C. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

17. MISCELLANEOUS.

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     Parent and Purchaser have filed with the SEC the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1, and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they may not be available at the regional offices of the SEC).

                                    NATIONWIDE GROUP ACQUISITION CORPORATION

May 19, 1998

                                   SCHEDULE I

                            DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Except as noted, each such person is a citizen of the United States of America. The business address of each such person is c/o Nationwide Mutual Insurance Company, One Nationwide Plaza, Columbus, Ohio 43215.

DIRECTORS

     The following individuals serve as directors of Parent as of May 19, 1998:

Arden L. Shisler, Chairman
Lewis J. Alphin
A.I. Bell
Richard D. Crabtree
Keith W. Eckel
Willard J. Engel
Fred C. Finney
Charles L. Fuellgraf, Jr.
Dimon R. McFerson
David O. Miller
Yvonne L. Montgomery
C. Ray Noecker
James F. Patterson
Robert L. Stewart
Nancy C. Thomas
Harold W. Weihl

     Arden L. Shisler, Director of Parent since April 1984. Mr. Shisler has served as Chairman of the Board of Parent since 1992. Mr. Shisler has served as the President and Chief Executive Officer of K&B Transport, Inc., a trucking firm in Dalton, Ohio, since January 1992. He is a Director of the National Cooperative Business Association.

     Lewis J. Alphin, Director of Parent since April 1993. Mr. Alphin has been a farm owner and operator since 1971.

     A. I. Bell, Director of Parent since April 1998. Mr. Bell has owned and operated Bell Farms since March 1974.

     Richard D. Crabtree, Director of Parent since April 1996. Mr. Crabtree has served as President and Chief Operating Officer of Parent since April 1996. Mr. Crabtree served as Executive Vice President of Property/Casualty Operations of Parent from April 1995 to April 1996. He served as Senior Vice President of Property and Casualty Operations of Parent from May 1994 to April 1995. He served as Senior Vice President of State Operations of Parent from September 1993 to May 1994. He served as a Vice President Regional Manager of Parent from December 1985 to September 1993.

     Keith W. Eckel, Director of Parent since April 1996. Mr. Eckel is a Partner of Fred W. Eckel Sons and has served as the President of Eckel Farms, Inc. since May 1968.

     Willard J. Engel, Director of Parent since April 1994. Mr. Engel served as General Manager of the Lyon County Cooperative Oil Co. from March 1975 until his retirement in September 1997.

     Fred C. Finney, Director of Parent since April 1992. Mr. Finney has been owner and operator of Moreland Fruit Farm and operator of Melrose Orchard since January 1985.

     Charles L. Fuellgraf, Jr., Director of Parent since April 1969. Mr. Fuellgraf has served as the Chief Executive Officer of Fuellgraf Electric Company, an electrical contractor, of Butler, Pennsylvania, and Nashville, Tennessee, since 1986.

     Dimon R. McFerson, Director of Parent since April 1988. Mr. McFerson has served as the Chairman and Chief Executive Officer - Nationwide Insurance Enterprise of Parent since April 1996, and was President and Chief Executive Officer of Parent from December 1992 to April 1996. He served as Director and Chief Executive Officer from December 1992 to November 1993, Director and President and Chief Executive Officer - Nationwide Insurance Enterprise from November 1993 to April 1996, and Director and Chairman and Chief Executive Officer - Nationwide Insurance Enterprise from April 1996 to present for the Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company.

     David O. Miller, Director of Parent since April 1985. Mr. Miller is President of Owen Potato Farm, Inc. since 1962; a partner with M&M Enterprises in Licking County, Ohio, since 1974; Chairman of the Board of the Wausau Insurance Companies since May 1992; and Chairman of the Board of Nationwide Life Insurance Company since April 1998, and Nationwide Life and Annuity Insurance Company and a director of the National Cooperative Business Association and International Cooperative Alliance.

     Yvonne L. Montgomery, Director of Parent since April 1998. Ms. Montgomery has served as Senior Vice President/General Manager of Southern Customer Operations for U.S. Customer Operations of Xerox Corporation since January 1996. From March 1995 to January 1996, Ms. Montgomery served as Vice President of Marketing & Strategy Integration, ACO of Xerox Corporation; from August 1993 to March 1995, Ms. Montgomery served as Executive Assistant to the Chairman/Chief Executive Officer of Xerox Corporation; and from January 1991 to August 1993, Ms. Montgomery served as Vice President - New York Area for Xerox Corporation.

     C. Ray Noecker, Director of Parent since April 1994. Mr. Noecker has been farm owner and operator of Noecker Farms since March 1969.

     James F. Patterson, Director of Parent since April 1989. Mr. Patterson is President of Patterson Farms, Inc. since December 1991, and Vice President of Pattersons, Inc. since 1964. Mr. Patterson has served as the Chairman of the Board of Nationwide Mutual Fire Insurance Company since April 1994. He serves as director of the National Cooperative Business Association.

     Robert L. Stewart, Director of Parent since April 1989. Mr. Stewart is the owner of Sunnydale Farms since 1960 and owner of Sunnydale Mining since 1989. He has served as Chairman of the Board of the Farmland Insurance Companies since May 1994 and also serves as a director of the National Cooperative Business Association.

     Nancy C. Thomas, Director of Parent since April 1986. Mrs. Thomas is a farm owner and operator of Da-Ma-Lor Farms since December 1958. Mrs. Thomas has served as the Chairman of the Board of Nationwide Property and Casualty Insurance Company since April 1989.

     Harold W. Weihl, Director of Parent since April 1990. Mr. Weihl has been farm owner and operator of Weihl Farms since April 1950. Mr. Weihl has served as Chairman of the Board of Nationwide General Insurance Company since April 1996.

EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of Parent:

         NAME                             OFFICE OR POSITION HELD
Dimon R. McFerson......  Chairman and Chief Executive Officer - Nationwide
                         Insurance Enterprise
Richard D. Crabtree....  President and Chief Operating Officer
Robert A. Oakley.......  Executive Vice President - Chief Financial Officer
Robert J. Woodward,
  Jr. .................  Executive Vice President - Chief Investment Officer
James E. Brock.........  Senior Vice President - Corporate Development
John R. Cook, Jr.......  Senior Vice President - Chief Communications Officer
Thomas L. Crumrine.....  Senior Vice President
W. Sidney Druen........  Senior Vice President and General Counsel and Assistant
                         Secretary
Danny M. Fullerton.....  Senior Vice President - Property and Casualty Marketing
Harvey S. Galloway,      Senior Vice President - Chief Actuary - Life, Health and
  Jr...................  Annuities
Richard D. Headley.....  Senior Vice President - Chief Information Technology
                         Officer
David R. Jahn..........  Senior Vice President - Commercial Insurance
Donna A. James.........  Senior Vice President - Human Resources
Richard A. Karas.......  Senior Vice President - Sales - Financial Services
Edwin P. McCausland,
  Jr. .................  Senior Vice President - Fixed Income Securities
James A. Taylor........  Senior Vice President - Property and Casualty Insurance
Richard M. Waggoner....  Senior Vice President - Shared Services
Susan A. Wolken........  Senior Vice President - Life Company Operations

     For biographical information concerning Messrs. McFerson and Crabtree, see
Section 1 above.

     Robert A. Oakley has served as Executive Vice President - Chief Financial Officer of Parent since April 1995. Mr. Oakley served as Senior Vice
President - Chief Financial Officer of Parent from October 1993 to April 1995. From November 1984 to October 1993, Mr. Oakley served as Vice President and Corporate Controller of Parent.

     Robert J. Woodward, Jr., has served as Executive Vice President - Chief Investment Officer of Parent since August 1995. From March 1991 to August 1995, Mr. Woodward served as Senior Vice President - Fixed Income Investments of Parent.

     James E. Brock has served as Senior Vice President - Corporate Development of Parent since June 1997. Mr. Brock served as Senior Vice President - Life Company Operations of Parent from April 1996 to June 1997. From November 1990 to April 1996, Mr. Brock served as Senior Vice President - Investment Product Operations of Parent.

     John R. Cook, Jr., has served as Senior Vice President - Chief Communications Officer of Parent since May 1997. From July 1989 to May 1997, Mr. Cook served as Senior Vice President - Chief Communications Officer of USAA.

     Thomas L. Crumrine has served as President - Nationwide Agencies (appointed position) and Senior Vice President of Parent since September 1997. He served as Senior Vice President - Property and Casualty Insurance of Parent from March 1996 to September 1997. Mr. Crumrine served as Senior Vice President of Claims of Parent from April 1995 to March 1996, Vice President of Claims of Parent from April 1994 to April 1995, and Vice President - Property and Casualty Claims Services of Parent from June 1993 to April 1994.

     W. Sidney Druen has served as Senior Vice President and General Counsel and Assistant Secretary of Parent since September 1994. From October 1989 to September 1994, Mr. Druen served as Vice President and Deputy General Counsel and Assistant Secretary of Parent.

     Danny M. Fullerton has served as Senior Vice President - Property and Casualty Marketing of Parent since November 1996. From July 1994 to November 1996, Mr. Fullerton served as Vice President - Agency

Operations of Parent. From December 1990 to July 1994, Mr. Fullerton served as Vice President Regional Manager of Parent.

     Harvey S. Galloway, Jr., has served as Senior Vice President - Chief Actuary - Life, Health and Annuities of Parent since April 1993.

     Richard D. Headley has served as Senior Vice President - Chief Information Technology Officer of Parent since October 1997. From January 1975 to October 1997, Mr. Headley served in various positions in BANK ONE Corporation.

     David R. Jahn has served as Senior Vice President-Commercial Insurance of Parent since March 1998. Mr. Jahn served as Vice President-Resource Management of Parent from March 1996 to March 1998. From November 1993 to March 1996, Mr. Jahn served as Vice President-Regional Manager of Parent. From August 1992 to November 1993, Mr. Jahn served as Vice President of Parent and as Senior Vice President-South Central Division of EMPLOYERS INSURANCE OF WAUSAU A Mutual Company.

     Donna A. James has served as Senior Vice President - Human Resources of Parent since December 1997. Ms. James served as Vice President - Human Resources of Parent from July 1996 to December 1997, Vice President and Assistant to the Chief Executive Officer of Parent from March 1996 to July 1996, Associate Vice President and Assistant to CEO of Parent from May 1994 to March 1996, and Administrative Officer and Executive Assistant to the CEO of Parent from April 1993 to May 1994.

     Richard A. Karas has served as Senior Vice President of Sales-Financial Services of Parent since March 1993.

     Edwin P. McCausland, Jr., has served as Senior Vice President-Fixed Income Securities of Parent since April 1998. Mr. McCausland served as Vice President-Fixed Income Securities of Parent from February 1997 to April 1998. From May 1989 to February 1997, Mr. McCausland served as Vice President-Managing Director of Massachusetts Mutual Life Insurance Company.

     James A. Taylor has served as Senior Vice President - Property and Casualty Insurance of Parent since March 1996. Mr. Taylor served as Vice President of North Carolina, Alabama and Georgia operations of Parent from January 1996 to March 1996; Vice President of North Carolina operations of Parent from October 1994 to January 1996; Vice President - Regional Manager of Parent from May 1994 to October 1994; Senior Vice President - State Operations and Regional Manager of Parent from September 1993 to May 1994; and Vice President - Regional
Manager of Parent from January 1989 to September 1993.

     Richard M. Waggoner has served as Senior Vice President - Shared Services of Parent since April 1997. Mr. Waggoner served as Executive Vice
President - Standard/Custom Accounts from April 1996 to April 1997, and Executive Vice President of Division Operations from November 1993 to April 1996 for the Wausau Insurance Companies. He served as Vice President of Parent from January 1990 to April 1994 and served in the positions of Director, Vice Chairman, and President and Chief Operating Officer with Colonial Insurance Company of Wisconsin between 1990 and 1994.

     Susan A. Wolken has served as Senior Vice President - Life Company Operations of Parent since June 1997. Ms. Wolken served as Senior Vice President of Enterprise Administration of Parent from July 1996 to June 1997; Senior Vice President - Human Resources of Parent from April 1995 to July 1996; Vice President - Human Resources of Parent from September 1993 to April 1995; and Vice President - Individual Life and Health Operations of Parent from October 1989 to September 1993.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years for each director and executive officer of Purchaser. Each such person is a citizen of the United States of America and the business address of each such person is c/o Nationwide Group Acquisition Corporation, One Nationwide Plaza, Columbus, Ohio 43215.

DIRECTORS

     The following individuals serve as directors of Purchaser as of May 19, 1998:

     Dimon R. McFerson
     Richard D. Crabtree
     Robert A. Oakley

     For biographical information concerning Messrs. McFerson, Crabtree and Oakley, see Section 1 above.

EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of Purchaser:

               NAME                                 OFFICE OR POSITION HELD
Dimon R. McFerson..................  Chairman and Chief Executive Officer - Nationwide
                                     Insurance Enterprise
Richard D. Crabtree................  President and Chief Operating Officer
Robert A. Oakley...................  Executive Vice President - Chief Financial Officer
W. Sidney Druen....................  Senior Vice President and General Counsel and
                                     Assistant Secretary
Duane M. Campbell..................  Vice President - Treasurer
Dennis W. Click....................  Vice President and Secretary
David A. Diamond...................  Vice President - Enterprise Controller
Mark B. Koogler....................  Vice President and Associate General Counsel

     For biographical information concerning Messrs. McFerson, Crabtree, Oakley and Druen, see Section 1 above.

     Duane M. Campbell has served as Vice President - Treasurer of Parent since August 1996. Mr. Campbell served as Assistant Treasurer of Parent from January 1987 to August 1996.

     Dennis W. Click has served as Vice President and Secretary of Parent since December 1997. Mr. Click served as Vice President and Assistant Secretary of Parent from August 1994 to December 1997. From August 1989 to August 1994, Mr. Click served as Associate Vice President and Assistant Secretary of Parent.

     David A. Diamond has served as Vice President-Enterprise Controller of Parent since August 1996. Mr. Diamond served as Vice President-Controller of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company from October 1993 to August 1996. From April 1991 to October 1993, Mr. Diamond served as Associate Vice President-Corporate Accounting of Parent.

     Mark B. Koogler has served as Vice President-Associate General Counsel of Parent since September 1997. Mr. Koogler served as Associate Vice President-Associate General Counsel of Parent from September 1996 to September 1997. From February 1994 to September 1996, Mr. Koogler served as Associate General Counsel of Parent and from March 1992 to February 1994, Mr. Koogler served as Assistant General Counsel of Parent.

                                  SCHEDULE II

                 TRANSACTIONS IN SHARES DURING THE PAST 60 DAYS
                          BY PARENT AND THE PURCHASER

     The following table sets forth information concerning transactions in Common Shares during the past 60 days by Parent. All transactions involved open-market purchases of Common Shares executed on the NYSE.

                                                               SHARES
                      TRANSACTION DATE                        ACQUIRED   PRICE PER SHARE(1)
                      ----------------                        --------   ------------------
March 24, 1998..............................................  228,000          $32.56
April 16, 1998..............................................  422,300          $31.23
April 17, 1998..............................................   89,000          $31.31
April 24, 1998..............................................   19,500          $31.58
April 27, 1998..............................................   37,300          $31.60
April 28, 1998..............................................  100,000          $31.56
                                                              -------
Total Shares ...............................................  896,100

---------------

(1) All prices include commissions.

                      [This Page Intentionally Left Blank]

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Common Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

              By Mail:                      By Overnight Courier Delivery:                      By Hand:
        Post Office Box 3301                  85 Challenger Road -- Mail                120 Broadway, 13th Floor
     South Hackensack, NJ 07606                      Drop - Reorg                          New York, NY 10271
        Attn: Reorganization                   Ridgefield Park, NJ 07660                   Attn: Reoganization
             Department                          Attn: Reorganization                          Department
                                                      Department

                           By Facsimile Transmission:
                                 (201) 329-8936
                             Confirm by Telephone:
                                 (201) 296-4860

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Common Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                GEORGESON
                                & COMPANY INC.

                               Wall Street Plaza
                               New York, NY 10005
                Bankers and Brokers call collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064
               INTERNET: World Wide Web http://www.georgeson.com

                      The Dealer Manager for the Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                             Eleven Madison Avenue
                               New York, NY 10010
                         Call Toll Free: (800) 863-6558